GENERAL SECURITY AGREEMENT

            THIS SECURITY AGREEMENT (as amended, modified, renewed, supplemented, replaced or extended from time to time, this “Agreement”) dated this 8th day of August, 2013, is made by and between CARDERO RESOURCE CORP., a corporation existing under the laws of the Province of British Columbia (the “Borrower”), and E.L. II Properties Trust and Kopple Family Partnership, L.P. (collectively, the “Lenders”).

WHEREAS:

A.	The Borrower is indebted to the Lenders pursuant to Senior Secured Notes (the “Notes”).

B.

As a condition precedent to the Lenders extending certain credit to the Borrower, the Borrower is required to execute and deliver this Agreement, and to grant to the Lenders and to create a security interest in all personal property of the Borrower, as hereinafter provided as security for the payment and performance of the obligations and liabilities of the Borrower to the Lenders.

NOW THEREFORE, to induce the Lenders to extend credit to the Borrower, and in consideration thereof, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower and the Lenders agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1

Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement (including in the Recitals hereof) but not defined herein shall have the meanings assigned to such terms in the Notes.

1.2

Terms Defined in British Columbia Personal Property Security Act. Where applicable and except as defined herein, terms used herein shall have the meanings assigned to them in the Personal Property Security Act as the same may, from time to time, be in effect in the Province of British Columbia (the “PPSA”). Such terms include: “accounts”, “chattel paper”, “documents of title”, “equipment”, “intangibles”, “instruments”, “inventory”, “investment property”, “proceeds” and “security”.

2.	GRANT OF SECURITY INTEREST; COLLATERAL

2.1

Grant of Security Interest. As security for the payment and performance of the Secured Obligations (as defined in Section 3), the Borrower hereby grants to the Lenders a security interest in, to and under all of its present and after acquired personal property, wherever located and whether now existing or hereafter acquired or arising, including, without limitation, the following property (collectively and severally, the “Borrower Collateral”):

		(a)	all of the issued and outstanding shares of the capital stock of the Subsidiaries, whether certificated or uncertificated, now or hereafter owned by the Borrower (the “Pledged Shares”);

(b)

all (i) additional shares or other securities now or hereafter acquired by the Borrower, (ii) warrants, options or other rights now or hereafter acquired by the Borrower entitling the Borrower to acquire any interest in shares or other equity securities of or other equity interests, (iii) securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, the Pledged Shares or such additional shares or other equity securities or other interests in the Borrower, and (iv) cash and non-cash proceeds and supporting obligations of or with respect to the Pledged Shares and any such Additional Pledged Share Collateral, in each case from time to time received or receivable by, or otherwise paid or distributed to or acquired by, the Borrower (the “Additional Pledged Share Collateral” and, together with the Pledged Shares, the “Pledged Collateral”);

(c)

all accounts and book debts of the Borrower, chattel paper, documents of title, instruments, and intangibles of the Borrower, including all debts, dues, claims choses in action and demands of every nature and kind, howsoever arising or secured, including letters of credit, guarantees and advices of credit which are now due, owing or accruing or growing due to or owned by or which may hereafter become due, owing or accruing or growing due to or owned by the Borrower, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all supporting obligations of any or all of the forgoing (“Accounts”);

(d)

all inventory of the Borrower, including all merchandise, goods and other personal property which are held for sale or lease or leased by the Borrower or to be furnished under a contract of service, all raw materials, work in process, materials used or consumed in the Borrower’s business and finished goods, all goods in which the Borrower has an interest in mass or a joint or other interest or gifts of any kind (including goods in which the Borrower has an interest or right as consignee), and all goods which are returned to or repossessed by the Borrower, together with all additions and accessions thereto and replacements therefor and products thereof and documents therefor (“Inventory”);

(e)

all goods and equipment of the Borrower and all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, including, all machinery, tools, dies, blueprints, catalogues, computer hardware and software, furniture, furnishings, vehicles and fixtures (“Equipment”);

(f)

Borrower does hereby charge as and by way of a floating charge, and grant to the Lenders a security interest in and to all the Borrower's right, title and interest in and to all its presently owned or held and after acquired or held real, immovable and leasehold property and all interests therein, and all easements, rights-of-way, privileges, benefits, licences, improvements and rights whether connected therewith or appurtenant thereto or separately owned or held, including all structures, plant and other fixtures (all which is hereinafter collectively called the “Real Property”).

For the purposes of Section 203 of the Land Title Act (British Columbia), the floating charge created by this Security Agreement over Real Property shall become a fixed charge thereon upon the earliest of:

(i)	the occurrence of an event of default; or

(ii)	the Lenders taking any action to enforce and realize on the Security Interests created by this Security Agreement,

(g)

all money maintained in a deposit account in the Borrower’s name with any financial institution, and all certificates, instruments and other writings, if any, from time to time representing, evidencing or deposited into such accounts, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(h)

all now existing and hereafter arising contracts and agreements to which the Borrower is party (each, an “Assigned Agreement”), including, without limitation, all rights of the Borrower to receive moneys due and to become due under or pursuant to the Assigned Agreements, all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, all claims of the Borrower for damages arising out of or for breach of or default under the Assigned Agreements, and all rights of the Borrower to terminate, amend, supplement or modify the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; provided, however, that with respect to any such contract or agreement where the grant of a security interest in the Borrower’s right, title and interest therein is prohibited by the terms thereof, or would give any other party the right to terminate its obligations thereunder, or is not permitted because any necessary consent to such grant has not been obtained, the Borrower Collateral shall include only the rights of the Borrower to receive moneys due and to become due, if any, under or pursuant to such contract or agreement;

(i)

all books, records, writings, data bases, information and other property relating to, used or useful in connection with, embodying, incorporating or referring to, any of the foregoing Borrower Collateral;

(j)	all cash and cash equivalents held by the Borrower not otherwise included in the foregoing Borrower Collateral; and

(k)

all products and proceeds of the foregoing Borrower Collateral (with the term “proceeds” having the meaning provided in the PPSA and also including any voluntary or involuntary disposition, and all rights to payment, including return premiums, with respect to any insurance).

2.2

Excluded Collateral. Notwithstanding Section 2.1, the Borrower Collateral shall not include: (a) any property held in trust by the Borrower and/or lawfully belonging to others, (b) the last day of the term of any lease of real property, provided that the Borrower shall stand possessed of such last day and shall assign and transfer such interest as instructed by the Lenders; (c) the interests described in the proviso to Section 2.1(h); or (d) any consumer goods used as such by the Borrower.

2.3

Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under all Assigned Agreements, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Lenders of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under such Assigned Agreements, and (c) the Lenders shall not have any obligation or liability under any Assigned Agreements by reason of this Agreement, nor shall the Lenders be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Borrower Collateral hereunder.

2.4

Continuing Security Interest. The Borrower agrees that this Agreement shall create a general collateral continuing security interest in the Borrower Collateral which shall remain in effect until terminated in accordance with Section 9.13.

2.5

Attachment. The Borrower and the Lenders intend that the security interest created hereby attaches to existing Borrower Collateral upon the execution of this Agreement and that the security interest will attach to Borrower Collateral acquired after the effective time of this Agreement at the time that the Borrower acquires rights in that Borrower Collateral. The Borrower and the Lenders agree that value has been given. The Borrower represents and warrants that it has rights in the existing Borrower Collateral.

3.         SECURED OBLIGATIONS

            The obligations secured by this Agreement shall consist of all indebtedness, obligations and liabilities of the Borrower to the Lenders, including, without limitation, those arising under the Transaction Documents, whether now existing or hereafter arising, as principal or surety, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, together with all expenses (including legal fees on a solicitor and client basis) incurred by the Lenders, their receiver, receiver-manager or agent in the preparation, perfection and enforcement of security and other agreements held by the Lenders in respect of such obligations and liabilities and interest thereon (all of which obligations, liabilities, expenses and interest are referred to collectively as the “Secured Obligations”).

4.        REPRESENTATIONS AND WARRANTIES

            In addition to all representations and warranties of the Borrower and all schedules related thereto or referenced therein, as the case may be, set forth in the Transaction Documents and any other document executed and delivered by the Borrower in connection therewith (collectively, the “Documents”), which are incorporated herein by this reference, the Borrower hereby represents and warrants that:

4.1

Sole Owner. The Borrower is the sole owner of and has good and marketable title to the Borrower Collateral (or will be the sole owner of and will have good and marketable title to, in the case of after-acquired Borrower Collateral).

4.2

No Adverse Claim. Except as disclosed to the Lenders in writing, no Person has (or, in the case of after-acquired Borrower Collateral, at the time the Borrower acquires rights therein, will have) any right, title, claim or interest (by way of security interest or other Lien) in, against or to the Borrower Collateral other than Permitted Encumbrances.

4.3

Full Disclosure. All information heretofore, herein or hereafter supplied to the Lenders by or on behalf of the Borrower with respect to the Borrower Collateral is accurate and complete in all material respects.

4.4

Delivery of Borrower Collateral. The Borrower has delivered to the Lenders all instruments and chattel paper and other items of Borrower Collateral in which a security interest is or may be perfected by possession, together with such additional writings, including assignments, with respect thereto as the Lenders shall request.

4.5

Chief Executive Office; Trade Names; Collateral Location; Records Location. The Borrower’s chief executive office is set forth on Schedule 1; the only trade name(s) or style(s) used by the Borrower are set forth on Schedule 1; and, except as otherwise disclosed on Schedule 1, the Borrower Collateral and the Borrower’s records concerning the Borrower Collateral are located at its chief executive office. Except as set forth in Schedule 1, the Borrower has not, at any time in the past: (a) been known as or used any other corporate, trade or fictitious name; (b) changed its name; (c) been the surviving or resulting corporation in a merger or consolidation; or (d) acquired through asset purchase or otherwise any business of any Person.

4.6

Enforceability; Priority of Security Interest. (a) This Agreement creates a security interest which is enforceable against the Borrower Collateral in which the Borrower now has rights and will create a security interest which is enforceable against the Borrower Collateral in which the Borrower hereafter acquires rights at the time the Borrower acquires any such rights; and (b) other than Permitted Encumbrances, the Lenders have a perfected and first priority security interest in the Borrower Collateral, in which the Borrower now has rights, and, subject to Permitted Encumbrances, will have a perfected and first priority security interest in the Borrower Collateral in which the Borrower hereafter acquires rights at the time the Borrower acquires any such rights, in each case securing the payment and performance of the Secured Obligations.

4.7

Other Financing Statements. Other than (a) financing statements disclosed to, and searches conducted by, the Lenders and (b) financing statements in favor of the Lenders, no effective financing statement naming the Borrower as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Borrower Collateral is on file in any filing or recording office in any jurisdiction.

4.8	Rights to Payment.

(a)

The Accounts and any and all of the Borrower’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its chattel paper, documents of title, intangibles, instruments, proceeds and supporting obligations (collectively, “Rights to Payment”) represent valid, binding and enforceable obligations of the account debtors or other Persons obligated thereon, representing undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto, and are and will be genuine, free from any Lien (other than Permitted Encumbrances) and not subject to any adverse claims, counterclaims, setoffs, defaults, disputes, defenses, discounts, retainages, holdbacks or conditions precedent of any kind of character, except to the extent reflected by the Borrower’s reserves for uncollectible Rights to Payment or to the extent, if any, that such account debtors or other Persons may be entitled to normal and ordinary course trade discounts, returns, adjustments and allowances in accordance with Section 5.13, or as otherwise disclosed to the Lenders in writing;

(b)	to the best of the Borrower’s knowledge, all account debtors and other obligors on the Rights to Payment are solvent and generally paying their debts as they come due;

(c)	all Rights to Payment comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable any federal or state consumer credit laws;

(d)	the Borrower has not assigned any of its rights under the Rights to Payment other than Permitted Encumbrances as provided in this Agreement or as set forth in the other Transaction Documents;

(e)

all statements made, all unpaid balances and all other information in the Borrower’s books and other documentation relating to the Rights to Payment are true and correct and in all material respects what they purport to be; and

(f)	the Borrower has no knowledge of any material fact or circumstance which would impair the validity or collectibility of any of the Rights to Payment.

4.9

Inventory. No inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to the Borrower, nor has any inventory been consigned to the Borrower or consigned by the Borrower to any Person or is held by the Borrower for any Person under any “bill and hold” or other arrangement, except as set forth in Schedule 1.

4.10	Equipment.

(a)

none of the Equipment or other Borrower Collateral is affixed to real property except Borrower Collateral with respect to which the Borrower has supplied the Lenders with all information and documentation necessary to make all fixture filings required to perfect and protect the priority of the Lenders’ security interest in all such Borrower Collateral which may be fixtures as against all Persons having an interest in the premises to which such property may be affixed; and

(b)	none of the Equipment is leased from or to any Person, except as otherwise disclosed to the Lenders in writing or revealed in public searches.

4.11

Valid Issuance of Pledged Collateral. All the Pledged Shares have been, and upon issuance any Additional Pledged Share Collateral will be, duly and validly issued, and are and will be fully paid and non assessable.

4.12

Capitalization of the Pledged Subsidiary. The Pledged Shares constitute 100% of the issued and outstanding shares of capital stock and other ownership interests of the various issuers owned by the Borrower (which, as of the date hereof, constitutes 100% of the issued and outstanding shares of capital stock and other ownership interests of each issuer).

4.13

Options, Warrants, Etc. Other than as set out in the Disclosure Record, no securities convertible into or exchangeable for any shares of capital stock or other ownership interests of any issuer, or any options, warrants or other commitments entitling any Person to purchase or otherwise acquire any shares of capital stock or other ownership interests of any issuer, are issued and outstanding. For the purposes of this Section 4.13 “Disclosure Record” means all information circulars, prospectuses (including preliminary prospectuses), annual information forms, offering memoranda, financial statements, management’s discussion and analysis, technical reports, material change reports and news releases filed with the Exchanges and/or the securities regulatory authorities in British Columbia, Alberta and Ontario on or during the 12 months preceding the date hereof.

4.14

Transfer Restrictions. Other than pursuant to or disclosed by or in the Transaction Documents, there are no restrictions on the transferability of the Pledged Shares to the Lenders or with respect to the foreclosure, transfer or disposition thereof by the Lenders.

4.15

Shareholders Agreements. There are no shareholders, partners or members agreements, voting trusts, proxy agreements or other agreements or understandings which affect or relate to the voting or giving of written consents with respect to any of the Pledged Shares.

4.16

No Violation of Securities Laws. None of the shares in the capital of the Borrower or the Pledged Shares has been issued, converted or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which they may be subject.

4.17	Control Agreements. No control agreements exist with respect to any Borrower Collateral other than any control agreements in favor of the Lenders.

4.18

Leases. The Borrower is not and will not become a lessee under any real property lease or enter into any customer agreement or other agreement governing the location of Borrower Collateral at the premises of another Person pursuant to which the lessor or such other Person may obtain any rights in any of the Borrower Collateral, and no such lease or other such agreement now prohibits, restrains, impairs or will prohibit, restrain or impair such Borrower’s right to remove any Borrower Collateral from the premises at which such Borrower Collateral is situated, except for the usual and customary restrictions contained in such leases of real property and those disclosed to the Lenders prior to the date of this Agreement.

5.        COVENANTS AND AGREEMENTS

            In addition to all covenants and agreements of the Borrower set forth in the other Documents, which are incorporated herein by this reference, the Borrower hereby agrees, at no cost or expense to the Lenders:

5.1

Preservation of Security Interest. To do all acts (other than acts which are required to be done by the Lenders) that may be necessary to maintain, preserve and protect the Borrower Collateral and the first (subject to Permitted Encumbrances) priority, perfected security interest of the Lenders therein.

5.2

Actions and Proceedings. To appear in and defend any action or proceeding which may affect its title to or the Lenders’ interest in the Borrower Collateral as reasonably requested by the Lenders or as is reasonable and appropriate in accordance with prudent business practice.

5.3

Use of Collateral. Not to use any Borrower Collateral, or permit any Borrower Collateral to be used, unlawfully or in violation of any provision of this Agreement, any other agreement with the Lenders related hereto, or any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or affecting any of the Borrower Collateral or any contractual obligation affecting any of the Borrower Collateral.

5.4

Shareholders Agreements. Other than as permitted in any of the other Transaction Documents, the Borrower will not amend the any existing shareholder agreement or enter into any other partners or members agreement, voting trust, proxy agreement or other agreement or understanding which affects or relates to the voting or giving of written consents with respect to any of the shares in the capital of the Borrower or the Pledged Shares without the prior written consent of the Lenders.

5.5

Issuance of Additional Shares. The Borrower will not consent to or approve, or allow Cardero Coal Ltd. (the “Guarantor”) to consent to or approve, the issuance to any person or entity of any additional shares of any class of capital stock or other ownership interests of the Guarantor, or of any securities convertible into or exchangeable for any such shares or other ownership interests, or any warrants, options or other rights to purchase or otherwise acquire any such shares or other ownership interests, except as approved in writing by the Lenders or to another subsidiary of the Borrower provided they remain as Pledged Shares.

5.6

Transfer of Collateral; Liens. Not to surrender or lose possession of (other than to the Lenders), sell, encumber, lease, rent, or otherwise dispose of or transfer any Borrower Collateral or right or interest therein except as expressly provided herein or in the other Transaction Documents, and to keep the Borrower Collateral free of all Liens except Permitted Encumbrances and as expressly permitted by the Transaction Documents or otherwise approved in writing by the Lenders; provided, however, that, unless an Event of Default shall have occurred under the Notes and has not been waived in writing (each an “Event of Default”), the Borrower may, in the ordinary course of business, sell or lease (provided it registers and perfects any financing lease or conditional sale agreement in accordance with applicable law) any Borrower Collateral consisting of inventory and consisting of equipment in accordance with the provisions of the Notes.

5.7

Delivery of Collateral. To account fully for and promptly deliver to the Lenders, in the form received, all documents, chattel paper, all certificated securities with respect to investment property, instruments and agreements constituting Borrower Collateral hereunder, and all proceeds of the Borrower Collateral received, all endorsed to the Lenders or in blank, as requested by the Lenders, and accompanied by such stock powers as appropriate and until so delivered all such documents, instruments, agreements and proceeds shall be held by the Borrower in trust for the Lenders, separate from all other property of the Borrower.

5.8

Records. To keep separate, accurate and complete records of the Borrower Collateral and to provide the Lenders with such records and such other reports and information relating to the Borrower Collateral as the Lenders may reasonably request from time to time. To keep the records concerning the Borrower Collateral at the location(s) referred to in Section 4.5 and not to remove such records from such location(s) without the prior written consent of the Lenders.

5.9

Chief Executive Office; Names. To give the Lenders 30 days prior written notice of any change in the Borrower’s chief executive office or legal name or trade name(s) or style(s) referred to in Section 4.5.

5.10

Location of Collateral. To keep the Borrower Collateral at the location(s) described in Section 4.5 and not to remove the Borrower Collateral from such locations (other than disposals of Borrower Collateral expressly permitted by the Transaction Documents or hereunder).

5.11	Maintenance of Collateral. To keep the Borrower Collateral in good condition and repair and not to cause or permit any waste or unusual or unreasonable depreciation of the Borrower Collateral.

5.12

Leased Premises. At the Lenders’ request, to use commercially reasonable efforts to obtain from each Person from whom the Borrower leases any premises or supplies any goods to at which any Borrower Collateral is at any time present such collateral access, subordination, waiver, consent and estoppel agreements as the Lenders may require, in form and substance satisfactory to the Lenders.

5.13	Rights to Payment. To:

(a)

with such frequency as the Lenders may reasonably require, furnish to the Lenders full and complete reports, in form and substance satisfactory to the Lenders, with respect to the Accounts, including information as to concentration, aging, identity of account debtors, letters of credit securing Accounts, disputed Accounts and other matters, as the Lenders shall request;

(b)

give only normal discounts, allowances and credits as to Accounts and other Rights to Payment, in the ordinary course of business, according to normal trade practices utilized by the Borrower in the past, and enforce all Accounts and other Rights to Payment strictly in accordance with their terms, and take all such action to such end as may from time to time be reasonably requested by the Lenders, except that the Borrower may grant any extension of the time for payment or enter into any agreement to make a rebate or otherwise to reduce the amount owing on or with respect to, or compromise or settle for less than the full amount thereof, any Account or other Right to Payment, in the ordinary course of business, according to normal trade practices utilized by the Borrower in the past;

(c)

if any discount, allowance, credit, extension of time for payment, agreement to make a rebate or otherwise to reduce the amount owing on, or compromise or settle, an Account or other Right to Payment exists or occurs, or if, to the knowledge of the Borrower, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to an Account or other Right to Payment, disclose such fact fully to the Lenders in the books relating to such Account or other Right to Payment and in connection with any invoice or report furnished by the Borrower to the Lenders relating to such Account or other Right to Payment;

(d)

if any Accounts arise from contracts with the government of the United States or any department, agency or instrumentality thereof, or the government of Canada, immediately notify the Lenders thereof and execute any documents and instruments and take any other steps requested by the Lenders in order that all monies due and to become due thereunder shall be assigned to the Lenders and notice thereof given to the appropriate authorities under the Federal Assignment of Claims Act of the United States or the Financial Administration Act of Canada;

(e)	in accordance with its sound business judgment perform and comply in all material respects with its obligations in respect of the Accounts and other Rights to Payment;

(f)

upon the request of the Lenders (i) at any time, notify all or any designated portion of the account debtors and other obligors on the Rights to Payment of the security interest hereunder, and (ii) upon the occurrence of an Event of Default that is not waived in writing by the Lenders, notify the account debtors and other obligors on the Rights to Payment or any designated portion thereof that payment shall be made directly to the Lenders or to such other Person or location as the Lenders shall specify; and

(g)

upon the occurrence and during the continuance of any Event of Default, at the option of the Lenders, establish such lockbox or similar arrangements for the payment of the Accounts and other Rights to Payment as the Lenders shall require.

5.14	Inventory. To:

(a)

at such times as the Lenders shall request or as may be required under the Transaction Documents, prepare and deliver to the Lenders a report of all Inventory, in form and substance satisfactory to the Lenders;

	(b)	upon the request of the Lenders, take a physical listing of the Inventory and promptly deliver a copy of such physical listing to the Lenders; and

(c)

not store any Inventory with a bailee, warehouseman or similar Person or on premises leased to the Borrower, nor dispose of any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar basis, nor acquire any Inventory from any Person on any such basis, without in each case giving the Lenders prior written notice thereof.

5.15	License Agreement and Other Assigned Agreements. To:

(a)

deliver to the Lenders promptly upon request therefrom (i) copies of the Assigned Agreements and (ii) all material notices, requests and other documents received by the Lenders in respect of the Assigned Agreements; and

	(b)	perform and observe in all material respects all terms and provisions of the Assigned Agreements to be performed or observed by it and enforce the Assigned Agreements in accordance with their terms.

6.	AUTHORIZED ACTION BY THE LENDERS; RIGHTS TO PAYMENT

6.1

Authorized Action by the Lenders. The Borrower hereby agrees that following the occurrence and during the continuance of an Event of Default, without presentment, notice or demand, and without affecting or impairing in any way the rights of the Lenders with respect to the Borrower Collateral, the obligations of the Borrower hereunder or the Secured Obligations, the Lenders may, but shall not be obligated to and shall incur no liability to the Borrower or any third party for failure to, take any action that the Borrower is obligated by this Agreement to do and to exercise such rights and powers as the Borrower might exercise with respect to the Borrower Collateral, and the Borrower hereby irrevocably appoints the Lenders as its attorney-in-fact to exercise such rights and powers, including, without limitation, the power and authority to:

(a)

collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Borrower Collateral;

(b)

enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Borrower Collateral;

		(c)	insure, process and preserve the Borrower Collateral;

		(d)	transfer the Borrower Collateral to its own or its nominee’s name;

		(e)	make any compromise or settlement, and take any action it deems advisable, with respect to the Borrower Collateral; and

		(f)	notify any obligor on any Borrower Collateral to make payment directly to the Lenders.

The foregoing power of attorney is coupled with an interest and irrevocable so long as the Lenders have any obligation to make any credit facility available or the Secured Obligations have not been indefeasibly paid and performed in full. The Borrower hereby ratifies, to the extent permitted by law, all that the Lenders shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 6.1. The Borrower agrees to reimburse the Lenders upon demand for any costs and expenses, including reasonable attorneys’ fees, the Lenders may incur while acting as the Borrower’s attorney-in-fact hereunder, all of which costs and expenses are included in the Secured Obligations.

6.2

Collection of Rights to Payment. Until the Lenders exercise their rights hereunder to collect Rights to Payment, the Borrower shall endeavor in the first instance diligently to collect all amounts due or to become due on or with respect to the Rights to Payment. At the request of the Lenders, upon and after the occurrence of any Event of Default which has not been waived in writing, all remittances received by the Borrower shall be held in trust for the Lenders and, in accordance with the Lenders’ instructions, remitted to the Lenders in the form received (with any necessary endorsements or instruments of assignment or transfer).

6.3

Investment Property and Instruments. Upon and after the occurrence of any Event of Default, the Lenders shall be entitled to receive all distributions and payments of any nature with respect to any investment property or instruments, and all such distributions or payments received by the Borrower shall be held in trust for the Lenders and, in accordance with the Lenders’ instructions, remitted to the Lenders in the form received (with any necessary endorsements or instruments of assignment or transfer). Following the occurrence of an Event of Default which has not been waived in writing, any such distributions and payments with respect to any investment property held in any securities account shall be held and retained in such securities account, in each case as part of the Borrower Collateral hereunder. Additionally, the Lenders shall have the right, upon the occurrence of an Event of Default which has not been waived in writing, following prior written notice to the Borrower, to vote and to give consents, ratifications and waivers with respect to any investment property and instruments of the Borrower, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto, as if the Lenders were the absolute owner thereof; provided that the Lenders shall have no duty to exercise any of the foregoing rights afforded to it and shall not be responsible to the Borrower or any other Person for any failure to do so or delay in doing so.

7.	REMEDIES; NOTICE OF SALE; RECEIVERS

7.1

Remedies. Upon the occurrence of an Event of Default, and if such Event of Default is not cured within 10 days after the Borrower receives the Lender’s Default Notice, the Lenders may, at their option, provide written notice to the Borrower and do any one or more of the following:

(a)	foreclose or otherwise enforce the Lenders’ security interest in any manner permitted by law or provided for in this Agreement;

(b)

sell, lease or otherwise dispose of any Borrower Collateral at one or more public or private sales at the Lenders’ place of business or any other place or places, including any broker’s board or securities exchange, whether or not such Borrower Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Lenders may determine;

(c)

recover from the Borrower all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Lenders in exercising any right, power or remedy provided by this Agreement;

(d)	require the Borrower to assemble the Borrower Collateral and make it available to the Lenders at a place to be designated by the Lenders;

(e)	enter onto property where any Borrower Collateral is located and take possession thereof with or without judicial process; and

(f)

prior to the disposition of the Borrower Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Lenders deems appropriate and in connection with such preparation and disposition, without charge, use any trade-mark, tradename, copyright, patent or technical process used by the Borrower.

7.2

Notice of Sale. The Borrower shall be given 20 calendar days’ prior notice of the time and place of any public sale or of the time after which any private sale or other intended disposition of Borrower Collateral is to be made, which notice the Borrower hereby agrees shall be deemed reasonable notice thereof. Upon any sale or other disposition pursuant to this Agreement, the Lenders shall have the right to deliver, assign and transfer to the purchaser thereof the Borrower Collateral or portion thereof so sold or disposed of. The Lenders shall have the right upon any public sale, and, to the extent permitted by law, upon any private sale, to purchase the whole or any part of the Borrower Collateral so sold. Each purchaser at any such sale or other disposition (including the Lenders) shall hold the Borrower Collateral free from any claim or right of whatever kind, including any equity or right of redemption of the Borrower and the Borrower specifically waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted.

7.3

License. For the purpose of enabling the Lenders to exercise their rights and remedies under this Section 7.3 or otherwise in connection with this Agreement, the Borrower hereby grants to the Lenders an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation to the Borrower) or (to the extent permitted by the applicable license) sublicense to use, license or sublicense any Intellectual Property Collateral, subject with respect to trade-marks to reasonable and appropriate quality control provisions.

7.4

Appointment of Receiver. Upon the occurrence of an Event of Default which has not been waived in writing, the Lenders may, in addition to any other rights it may have, appoint by instrument in writing a receiver or receiver and manager (both of which are herein called a “Receiver”) of all or any part of the Borrower Collateral or may institute proceedings in any court of competent jurisdiction for the appointment of such a Receiver. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Lenders have under this Agreement, at law or in equity. In exercising any such powers, any such Receiver shall, to the extent permitted by law, act as and for all purposes shall be deemed to be the agent of the Borrower and the Lenders shall not be responsible for any act or default of any such Receiver. The Lenders may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Lenders. A court need not appoint, ratify the appointment by the Lenders of or otherwise supervise in any manner the actions of any Receiver. Upon the Borrower receiving notice from the Lenders of the taking of possession of the Borrower Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of the Borrower and, to the extent permitted by law, its directors and officers with respect to the Borrower Collateral shall cease, unless specifically continued by the written consent of the Lenders.

7.5

Carrying on Business Upon the occurrence of an Event of Default which has not been waived in writing, the Lenders may carry on, or concur in the carrying on of, all or any part of the business or undertaking of the Borrower, may, subject to the rights and liens of third parties but to the exclusion of the Borrower, enter upon, occupy and use all or any of the premises, buildings, plant and undertakings of or occupied or used by the Borrower and may use all or any of the tools, machinery, equipment and intangibles of the Borrower for such time as the Lenders sees fit, free of charge, to carry on the business of the Borrower and, if applicable, to manufacture or complete the manufacture of any Inventory and to pack and ship the finished product.

7.6

Dealing with Borrower Collateral Upon the occurrence of an Event of Default which has not been waived in writing, the Lenders may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with the Borrower Collateral or any part thereof in such manner, upon such terms and conditions and at such time or times as may seem to it advisable, all without notice to the Borrower except as otherwise required by any applicable law. The Lenders may demand, sue for and receive any Accounts with or without notice to the Borrower, give such receipts, discharges and extensions of time and make such compromises in respect of any Accounts which may, in the Lenders’ absolute discretion, seem bad or doubtful. The Lenders may charge on their own behalf and pay to others, sums for costs and expenses incurred including, without limitation, legal fees and expenses on a solicitor and his own client scale and Receivers’ and accounting fees, in or in connection with seizing, collecting, realizing, disposing, enforcing or otherwise dealing with the Borrower Collateral and in connection with the protection and enforcement of the rights of the Lenders hereunder including, without limitation, in connection with advice with respect to any of the foregoing. The amount of such sums shall be deemed advanced to the Borrower by the Lenders, shall become part of the Secured Obligations, shall bear interest at the highest rate per annum charged by the Lenders on the Secured Obligations or any part thereof and shall be secured by this Agreement.

7.7

Right to Use The Borrower hereby grants to the Lenders a license or other right, upon the occurrence of an Event of Default which has not been waived in writing, to use, without charge, all of the Borrower’s present and future property, whether real or personal, including, without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trade-marks, services marks, and advertising matter, or any other property of any nature or of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling of any Borrower Collateral and the Borrower’s rights under all licenses and all franchise agreements shall inure to the Lenders.

7.8

Retention of Borrower Collateral Upon notice to the Borrower and subject to any obligation to dispose of any of the Borrower Collateral, as provided in the PPSA, the Lenders may elect to retain all or any part of the Borrower Collateral in satisfaction of the Secured Obligations or any of them.

7.9

Pay Liens. The Lenders may pay any Liens that may exist or be threatened against the Borrower Collateral. In addition, the Lenders may borrow money required for the maintenance, preservation or protection of the Borrower Collateral or for the carrying on of the business or undertaking of the Borrower and may grant further security interests in the Borrower Collateral in priority to the security interest created hereby as security for the money so borrowed. In every such case the amounts so paid or borrowed together with costs, charges and expenses incurred in connection therewith shall be deemed to have been advanced to the Borrower by the Lenders, shall become part of the Secured Obligations, shall bear interest at the highest rate per annum charged by the Lenders on the Secured Obligations or any part thereof and shall be secured by this Agreement.

7.10

Application of Payments. Any and all payments made in respect of the Secured Obligations from time to time and moneys realized on the Borrower Collateral may be applied to such part or parts of the Secured Obligations as the Lenders may see fit. The Lenders shall, at all times and from time to time, have the right to change any appropriation as it may see fit. Any insurance moneys received by the Lenders pursuant to this Agreement may, at the option of the Lenders, be applied against the Secured Obligations as the Lenders thinks fit.

7.11

Set-off. The Secured Obligations will be paid by the Borrower without regard to any equities between the Borrower and the Lenders or any right of set-off or cross-claim. If an Event of Default exists, any indebtedness owing by the Lenders to the Borrower may be set off and applied by the Lenders against the Secured Obligations either before or after maturity, without demand upon or notice to anyone and regardless of the currency in which the indebtedness is denominated.

7.12

Deficiency. If the proceeds of the realization of the Borrower Collateral are insufficient to repay the Lenders all amounts owing to it, the Borrower shall forthwith pay such deficiency or cause such deficiency to be paid to the Lenders.

7.13

Lenders Not Liable The Lenders shall not be liable or accountable for any failure to seize, collect, realize, dispose of, enforce or otherwise deal with the Borrower Collateral, shall not be bound to institute proceedings for any such purposes or for the purpose of preserving any rights of the Lenders, the Borrower or any other person, firm or corporation in respect of the Borrower Collateral and shall not be liable or responsible for any loss, cost or damage whatsoever which may arise in respect of any such failure including, without limitation, resulting from the negligence of the Lenders or any of their officers, servants, agents, solicitors, attorneys, Receivers or otherwise unless arising from gross negligence or wilful misconduct. Neither the Lenders nor their officers, servants, agents, or Receivers shall be liable by reason of any entry into possession of the Borrower Collateral or any part thereof, to account as a mortgagee in possession, for anything except actual receipts, for any loss on realization, for any act or omission for which a mortgagee in possession might be liable, for any negligence in the carrying on or occupation of the business or undertaking of the Borrower or for any loss, cost, damage or expense whatsoever which may arise in respect of any such actions, omissions or negligence unless arising from gross negligence or wilful misconduct.

7.14

Extensions of Time The Lenders may grant renewals, extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, perfect or fail to perfect any securities, release any part of the Borrower Collateral to third parties and otherwise deal or fail to deal with the Borrower, subsidiaries of the Borrower, guarantors, sureties and others and with the Borrower Collateral and other securities as the Lenders may see fit, all without prejudice to the liability of the Borrower to the Lenders or the Lenders’ rights and powers under this Security Agreement.

7.15

Rights in Addition The rights and powers conferred by this Section are in supplement of and in addition to and not in substitution for any other rights or powers the Lenders may have from time to time under this Agreement or under applicable law. The Lenders may proceed by way of any action, suit, remedy or other proceeding at law or in equity and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other such remedy. Any one or more of such remedies may from time to time be exercised separately or in combination.

8.	PERFECTION AND PRIORITY

8.1

Financing Statements, Etc. The Borrower hereby authorizes the Lenders to file at any time and from time to time any financing statements describing the Borrower Collateral, and the Borrower shall execute and deliver to the Lenders, and the Borrower hereby authorizes the Lenders to file (with or without the Borrower’s signature), at any time and from time to time, all amendments to financing statements, continuation financing statements, discharge statements, security agreements relating to the Intellectual Property Collateral, assignments, fixture filings, affidavits, reports, notices and all other documents and instruments, in form satisfactory to the Lenders, as the Lenders may request, to perfect and continue perfected, maintain the priority of or provide notice of the Lenders’ security interest in the Borrower Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, the Borrower ratifies and authorizes the filing by the Lenders of any financing statements filed prior to the date hereof.

8.2

Bailees. Any Person (other than the Lenders) at any time and from time to time holding all or any portion of the Borrower Collateral shall be deemed to, and shall, hold the Borrower Collateral as the agent of, and as pledge holder for, the Lenders. At any time and from time to time, the Lenders may give notice to any such Person holding all or any portion of the Borrower Collateral that such Person is holding the Borrower Collateral as the agent and bailee of, and as pledge holder for, the Lenders, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, the Borrower will join with the Lenders in notifying any Person who has possession of any Borrower Collateral of the Lenders’ security interest therein and obtaining an acknowledgment from such Person that it is holding the Borrower Collateral for the benefit of the Lenders.

8.3

Control. The Borrower will cooperate with the Lenders in obtaining control (as defined in the PPSA) of any Borrower Collateral consisting of deposit accounts, electronic chattel paper, investment property or rights in respect of letters of credit.

9.	MISCELLANEOUS

9.1

Amendments and Waivers. Except to the extent otherwise provided herein or in any other Document, (a) no amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lenders and (b) no waiver of any provision of this Agreement, or consent to any departure by the Borrower or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lenders. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2	Notices. All notices required or permitted under this Agreement shall be given in the manner and to the addresses specified in the Notes.

9.3

No Waiver; Cumulative Remedies. No failure on the part of the Lenders to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lenders.

9.4

Binding Effect. This Agreement shall be binding upon the Borrower and its successors and assigns, including any successor by reason of amalgamation, and inure to the benefit of and be enforceable by the Lenders and their successors, endorsees, transferees and assigns.

9.5

Assignment. The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders, and any attempted assignment in violation of this provision shall be null and void. The Lenders may, without notice to or the further consent of the Borrower, assign this Agreement in whole or in part to any Person acquiring an interest in the Secured Obligations in accordance with the provisions of the other Transaction Documents.

9.6

Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Lenders, any Receiver, or the agents of the Lenders or any Receiver, and reasonable fees and disbursements of counsel in connection with the perfection, enforcement, or preservation of any rights under, this Agreement and the other Documents.

9.7

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement.

9.8

Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the Province of British Columbia and the federal laws of Canada applicable therein without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Province of British Columbia and the federal laws of Canada applicable therein to the rights and duties of the Borrower and the Lenders.

9.9

Submission to Jurisdiction. The Borrower hereby (a) submits to the non- exclusive jurisdiction of the courts of the Province of British Columbia sitting in Vancouver for the purpose of any action or proceeding arising out of or relating to this Agreement and the other Documents, (b) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (c) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

9.10

Judgment Currency If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with practices of the Lenders could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Lenders hereunder or under the other Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Transaction Documents or other relevant document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lenders of any sum adjudged to be so due in the Judgment Currency, the Lenders may in accordance with normal practices purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lenders from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lenders against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lenders in such currency, the Lenders agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 10.11 shall survive the repayment of all Secured Obligations.

9.11

Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the matters set forth herein and supersede any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto.

9.12

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Signatures delivered by facsimile (or similar electronic method) shall have the effect of originals.

9.13

Termination. Upon indefeasible payment and performance in full of all Secured Obligations, the security interests created by this Agreement shall terminate and the Lenders shall execute and deliver to the Borrower such documents and instruments reasonably requested by the Borrower as shall be necessary to evidence termination of all security interests given by the Borrower to the Lenders hereunder.

9.14

Indemnity. The Borrower hereby agrees to indemnify the Lenders, and their successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lenders are a party thereto) imposed on, incurred by or asserted against the Lenders, or their successors, assigns, agents and employees, in any way relating to or arising out of this Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Borrower Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Lenders or the Borrower, and any claim for patent, trade-mark or copyright infringement), except for the gross negligence or willful misconduct of the Lenders.

9.15	Acknowledgement of Receipt. The Borrower acknowledges receipt of a copy of this Agreement.

9.16

Paramountcy. In the event of any conflict or inconsistency with the provisions hereof and the provisions of the Notes between the Borrower and the Lenders, the provisions of the Notes shall prevail and govern but only to the extent of such conflict or inconsistency.

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10.	EFFECTIVE TIME

10.1

This Agreement shall only become effective upon the Borrower having repaid in full all obligations owing by it to Luxor under the Luxor Notes, and the security granted hereunder shall become first ranking upon Luxor having fully complied with Section 10.6 of the Luxor Notes.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal by their duly authorized signing officers as of the date first above written.

CARDERO RESOURCE CORP.

By:	(signed) Lawrence Talbot
Name: Lawrence Talbot
Title: Vice-President & General Counsel
Authorized Signing Officer

E.L. II PROPERTIES TRUST

By:	(signed) Robert Kopple
Name: Robert C. Kopple, Trustee
Authorized Signing Officer

KOPPLE FAMILY PARTNERSHIP, L.P.
By its General Partner, E.L. II Properties Trust

By:	(signed) Robert Kopple
Name: Robert C. Kopple, Trustee
Authorized Signing Officer

SCHEDULE 1
TO SECURITY AGREEMENT

LOCATIONS OF EQUIPMENT, INVENTORY,
CHIEF EXECUTIVE OFFICE AND BOOKS AND RECORDS:

Suite 2300 - 1177 West Hastings Street
Vancouver, British Columbia
CANADA V6E 2K3